Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                         File No.: 333-130755-02

UPDATE to Structural and Collateral Information Free Writing Prospectus dated July 2006 (the "Term Sheet FWP") and Free Writing Prospectus Dated July 12, 2006 (the "July 12 FWP")

Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-3

1. Loan Number 59819 (Honey Creek II): This loan (having a cut-off date principal balance $14,000,000) was removed from the pool.

2. Loan Number 59458 (FBI Regional HQ Building): A springing member is being added to the ownership structure in the event of bankruptcy or insolvency of the special purpose entity member of the borrower. Such springing member will be an independent director.

3. July 12 FWP, Page S-56: The second sentence in the last paragraph on such page should read as follows: "In particular, with respect to two mortgage loans (identified as Loan Nos. 3220308 and 59795 on ANNEX A to this prospectus supplement), representing 0.3% of the initial pool balance (0.1% of the group 1 balance and 1.2% of the group 2 balance), the related loan documents either do not require the borrower to maintain terrorism insurance or the related borrower does not have terrorism insurance in place as of the cut-off date."

4. Loan Number 16340 (Columbia Bank Building): The origination date shown for this loan on ANNEX A to the July 12 FWP should have been "7/10/06".

5. July 12 FWP, Page S-38: A new final paragraph should be added to the subsection entitled "Other" to such page should read as follows: "One mortgage loan (identified as Loan No. 59793 on ANNEX A to this prospectus supplement), representing 0.2% of the initial pool balance (0.3% of the group 1 balance), secured by a parking garage property is also included in the property type category of "Other" for purposes of this prospectus supplement."

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and the other underwriters and their respective affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE: THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.